Exhibit 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS

THIRD QUARTER 2011 RESULTS

FAIRLAWN, OHIO, September 27, 2011—

•

For the third quarter ended August 31, 2011, Net Income was $0.4 million, compared to $3.5 million in the third quarter of 2010. Third quarter 2011 Adjusted Net Income was $4.3 million, compared to third quarter 2010 Pro Forma Adjusted Net Income of $7.2 million. Third quarter 2011 results were negatively impacted by several non-recurring charges.

•

Third quarter 2011 Diluted Earnings Per Share was $0.01 compared to $0.08 in the third quarter of 2010. Third quarter 2011 Adjusted Diluted Earnings Per Share was $0.09, compared to third quarter 2010 Pro Forma Adjusted Diluted Earnings Per Share of $0.16.

•	The acquisition and integration of ELIOKEM significantly improves the Company’s long-term prospects by expanding, diversifying and further globalizing our specialty chemicals business.

•

Refer to the accompanying “Non-GAAP and Other Financial Measures” tables of this release for further explanation and reconciliation regarding 2011 Adjusted Segment Operating Profit, Adjusted Net Income and Adjusted Diluted Earnings Per Share, and 2010 Pro Forma Adjusted Segment Operating Profit, Pro Forma Adjusted Net Income and Pro Forma Adjusted Diluted Earnings Per Share.

OMNOVA Solutions Inc. (NYSE: OMN) today announced Net Income of $0.4 million, or $0.01 Diluted Earnings Per Share, for the third quarter ended August 31, 2011. This compares to Net Income of $3.5 million, or Diluted Earnings Per Share of $0.08 for the third quarter of 2010. In the third quarter of 2011, there were a number of non-recurring pre-tax charges totaling $4.8 million. These charges resulted primarily from an increase in bad debt reserves of $2.6 million related to a customer bankruptcy and an asset impairment charge of $2.4 million for an idled coated fabrics manufacturing plant in China. Excluding these items, Adjusted Net

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OMNOVA Add 1

Income for the third quarter of 2011 was $4.3 million, with Adjusted Diluted Earnings Per Share of $0.09, as compared to the Adjusted Pro Forma Net Income of $7.2 million or $0.16 per diluted share for the third quarter of 2010.

“Many of the markets we serve slowed during the last half of the quarter as consumer confidence fell,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “As a result, many of our customers moderated their purchases in the quarter and lowered their outlook for the remainder of the year. Additionally, raw material input costs were at an all-time high despite declining oil prices in the quarter, and year-over-year raw material inflation increased during the period by almost $37 million in the legacy OMNOVA business. However, the Company was able to cover this inflation with increased product pricing of $37 million.”

“Despite these headwinds, we have clearly improved our long-term position with the acquisition of ELIOKEM,” McMullen said. “In these very challenging conditions, our Performance Chemicals business, including ELIOKEM, is on pace to achieve its second best yearly pro forma profit performance. We are making solid progress on realizing the benefits of this combination, including a larger global footprint with greater exposure to faster growing regions like India and China, a much broader technology portfolio and an increased number of served markets.”

Previously, the Company had provided guidance for full-year Adjusted Diluted Earnings Per Share of $0.40 to $0.44. Based on the current outlook, the Company expects to be at the top of that range.

Consolidated Results for the Quarter Ending August 31, 2011—Net sales increased $103.2 million, or 45.3%, to $331.1 million for the third quarter of 2011, compared to $227.9 million for the third quarter of 2010. The sales improvement was driven by $86.1 million of revenues from the ELIOKEM acquisition and increased OMNOVA legacy sales of $17.1 million. The higher OMNOVA legacy sales resulted from price increases of $37.0 million and $3.0 million of favorable currency translation effects which were partially offset by volume decreases of $22.9 million.

Gross profit in the third quarter of 2011 increased to $54.9 million, compared to $39.1 million in the third quarter of 2010, due to the ELIOKEM acquisition. Raw material costs in OMNOVA’s legacy business increased $36.8 million in the third quarter versus the same period last year. Gross profit margins in the third quarter of 2011 were 16.6%, compared to margins of 17.2% in the third quarter of 2010. The decline in gross profit margin percentage was due primarily to the significant raw material inflation; the effect of Performance Chemicals index pricing in which higher raw material costs are passed to customers, subject to a contractual time lag, with no gross margin benefit; and volume declines.

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OMNOVA Add 2

Selling, general and administrative expenses (SG&A) in the third quarter of 2011 increased to $32.1 million, or 9.7% of sales, compared to $24.4 million, or 10.7% of sales, in the third quarter of 2010. The increase of $7.7 million in SG&A was due primarily to the ELIOKEM acquisition and a receivable allowance provision of $2.6 million for a customer who recently filed for bankruptcy protection. The decline as a percentage of sales was due to higher sales and the Company’s focused ongoing efforts to control costs and leverage SG&A across its global operations.

Interest expense in the third quarter of 2011 was $9.5 million, an increase of $7.6 million from the third quarter of 2010, due to higher borrowing levels and an increase in interest rates resulting from last year’s refinancing activities to facilitate the ELIOKEM acquisition.

For the third quarter of 2011, income tax expenses increased to $1.7 million, an 81% effective income tax rate, as compared to $0.1 million or a 3% effective tax rate in the third quarter of 2010. The higher effective rate in the third quarter of 2011 is due primarily to an asset impairment charge for the Company’s Taicang, China facility for which no tax benefit was recognized due to an offsetting tax valuation allowance. Excluding the asset impairment charge, the effective tax rate would have been 38.1% in the third quarter of 2011. Additionally, minimal taxes were provided in last year’s third quarter due to the existence of a deferred tax asset valuation allowance in the U.S. which was reversed in the fourth quarter of 2010 because of an improvement in the Company’s earnings outlook. The 2010 reversal of the valuation allowance resulted in the Company recognizing higher tax expense in 2011 as compared to the third quarter of 2010. Tax payments are expected to be minimal as the Company has $126.0 million of U.S. federal net operating loss carryforwards and $109.2 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2031.

As of August 31, 2011, the Company’s debt of $457.2 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2018, a term loan of $196.7 million maturing in 2017 and $10.5 million of foreign operations borrowings. The Company increased its strong liquidity position as cash and cash equivalents totaled $95.1 million, a $15.6 million improvement as compared to $79.5 million in cash and cash equivalents on May 31, 2011. Also, on August 31, 2011, there were no outstanding borrowings under the Company’s U.S. revolving asset-based credit facility, and the available borrowing capacity was $97.7 million.

Performance Chemicals—Net sales during the third quarter of 2011 increased $106.9 million, to $252.2 million, compared to $145.3 million in the third quarter of 2010. The ELIOKEM acquisition added $86.1 million of sales versus the prior year. Performance Chemicals’

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OMNOVA Add 3

sales from OMNOVA’s legacy business increased $20.8 million in the third quarter of 2011 due to positive pricing actions of $32.6 million and $0.8 million of foreign currency translation effects, partially offset by volume decreases of $12.6 million. Segment Operating Profit was $17.2 million for the third quarter of 2011 as compared to $15.2 million in the third quarter of 2010, an increase of $2.0 million.

Performance Chemicals Adjusted Segment Operating Profit for the third quarter of 2011 was $19.8 million, compared to the third quarter pro forma 2010 amount of $23.2 million. The adjusted operating profit margin was 7.9% for the third quarter of 2011, compared to the pro forma adjusted operating profit margin of 10.7% in the third quarter of 2010. The decline in the gross profit margin was due primarily to the significant raw material inflation; the effect of the index pricing in which higher raw material costs are passed to customers, subject to a contractual time lag, with no gross margin benefit; and volume declines.

NewPage Corporation, a key coated paper customer, filed for Chapter 11 bankruptcy protection on September 7, 2011. As a result, the Company added $2.6 million to its bad debt reserves during the third quarter of 2011. This amount represents the accounts receivable exposure that the Company believes will be at risk as NewPage proceeds through its restructuring process. Total exposure at the time of NewPage’s filing was $8.6 million. At this time, the Company continues to provide NewPage’s plants with styrene butadiene latex and other chemicals.

The specialty product lines within Performance Chemicals continue to outperform last year. The Performance Chemicals segment has realized significant cost synergies from the ELIOKEM acquisition. Major progress has been made in globalizing key specialty product lines, including specialty coatings, specialty rubbers, specialty latices and oil field chemicals. These efforts are supported by strong product and application development centers in North America, Europe and Asia. Additionally, the segment is strengthening its product offerings with the development of new bio-based hybrid and ethylene-based polymers.

Decorative Products—Net sales were $78.9 million during the third quarter of 2011, a decrease of $3.7 million, or 4.5%, compared to the third quarter of 2010. Sales as compared to last year improved in global wallcovering and decorative laminates but declined in global coated fabrics and performance films. In total, volume declines, primarily related to the China coated fabric and domestic performance film product lines, reduced sales by $10.3 million in the quarter. These were partially offset by price increases of approximately $4.4 million and favorable foreign exchange impact of $2.2 million. Adjusted Segment Operating results were a loss of $1.4 million in the third quarter of 2011, compared to Pro Forma Adjusted Segment Operating Loss of $0.1 million for the third

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OMNOVA Add 4

quarter of 2010. The decline of $1.3 million is due primarily to lower sales volumes and increased raw material costs.

The Company announced on September 23, 2011 that, in an effort to rebalance its production with market demand, it is taking actions to idle its coated fabrics manufacturing facility in Taicang, China, and moving manufacturing production to an existing facility near Shanghai, China. The Taicang facility has sales of approximately $8 million annually and employs approximately 95 associates. Cash payments related to severance and other services to idle the facility are estimated at $0.5 million which will be incurred during the fourth quarter. Cost savings from idling the plant are forecasted to be $1.2 million in 2012. The Company recorded a charge of $2.4 million in the quarter to adjust the book value of the Taicang facility to its estimated fair value due to impairment indicators.

Raw material price recovery is significantly higher than last year and has improved sequentially each quarter. Additionally, during the quarter the Company successfully negotiated a new 3-year labor contract with the United Steelworkers for its Jeannette, Pennsylvania manufacturing facility that provides annual cost savings and improved flexibility and competitiveness. Also, the Laminates product line generated sales increases of over 7% compared to a year ago while the North American wallcovering product line generated higher year-over-year sales for the third consecutive quarter.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, September 28, 2011, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, October 19, 2011. A telephone replay will also be available beginning at 1:00 p.m. ET on September 28, 2011, and ending at 11:59 p.m, ET on October 19, 2011. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 215092.

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Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit (Loss) to Net Sales and Net Income

	Three Months Ended August 31,		Nine Months Ended August 31,
(Dollars in millions)	2011	2010	2011	2010
Performance Chemicals	$252.2	$145.3	$710.5	$396.7
Decorative Products	78.9	82.6	239.2	241.5

Total Sales	$331.1	$227.9	$949.7	$638.2

Segment Operating Profit (Loss)
Performance Chemicals	$17.2	$15.2	$62.5	$55.7
Decorative Products	(4.0)	(4.9)	(6.3)	(9.5)
Interest expense	(9.5)	(1.9)	(28.4)	(5.6)
Corporate expense	(2.0)	(2.9)	(9.4)	(9.9)
Acquisition and integration related expense	.4	(1.9)	(2.3)	(2.6)
Deferred financing fees write-off	—	—	(1.0)	—

Income Before Income Taxes	2.1	3.6	15.1	28.1
Income tax expense	1.7	.1	7.5	1.7

Net Income	$.4	$3.5	$7.6	$26.4

Depreciation and amortization	$8.7	$4.7	$25.9	$15.7
Capital expenditures	$5.1	$3.9	$16.1	$8.8

This Earnings Release includes Adjusted Segment Operating Profit (Loss), Adjusted Net Income and Adjusted Diluted Earnings Per Share which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted and pro forma information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit (Loss), Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The table below provides the reconciliation of these financial measures to the comparable GAAP financial measures.

The third quarter and year-to-date 2011 Adjusted Segment Operating Profit (Loss), Adjusted Net Income and Adjusted Diluted Earnings Per Share excludes certain items which management does not consider to be reflective of normal operations.

The third quarter and year-to-date 2010 pro forma presentation reflects the pro forma results as if ELIOKEM was owned by the Company from the beginning of the year; the post-acquisition capital structure and related interest expense; the Company’s estimate of an effective tax rate of 33.5%; and other adjustments related to non-operational items.

	Three Months Ended August 31,		Nine Months Ended August 31,
(Dollars in millions)	2011 Actual	2010 Pro forma	2011 Actual	2010 Pro forma

Sales
Performance Chemicals (Legacy)	$166.1	$145.3	$454.9	$396.7
Performance Chemicals (ELIOKEM International)	86.1	70.9	255.6	215.5

Total Performance Chemicals	252.2	216.2	710.5	612.2
Decorative Products	78.9	82.6	239.2	241.5

Total Sales	$331.1	$298.8	$949.7	$853.7

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit (Loss), (B) Adjusted Net Income, (C) Adjusted Diluted Earnings Per Share

(A) Adjusted Segment Operating Profit (Loss) Reconciliation	Three Months Ended August 31,		Nine Months Ended August 31,
(Dollars in millions)	2011 Actual	2010 Pro forma	2011 Actual	2010 Pro forma
Performance Chemicals Segment Operating Profit	$17.2	$15.2	$62.5	$55.7
ELIOKEM operating profit—prior year	—	7.9	—	30.5
Restructuring and severance	—	.1	1.0	.3
Customer trade receivable write-off	2.6	—	2.6	—
Distribution rights settlement	—	—	—	(9.7)
Fair value write-up of ELIOKEM inventory acquired	—	—	2.7	—

Total adjustments to Performance Chemicals’ segment operating profit	2.6	8.0	6.3	21.1

Performance Chemicals’ Adjusted Segment Operating Profit	$19.8	$23.2	$68.8	$76.8

Decorative Products Segment Operating Loss	$(4.0)	$(4.9)	$(6.3)	$(9.5)
Restructuring and severance	.2	.1	.6	.2
Tax indemnification settlement	—	—	—	—
Asset impairment	2.4	—	2.4	6.2
Strike costs	—	3.9	—	4.3
Customs duty settlement	—	.8	—	.8
Tax indemnification lapse	—	—	.2	—
Legal settlement	—	—	—	.3

Total adjustments to Decorative Products’ segment operating (loss) profit	2.6	4.8	3.2	11.8

Decorative Products’ Adjusted Segment Operating (Loss) Profit	$(1.4)	$(.1)	$(3.1)	$2.3

(B) Adjusted Net income Reconciliation	Three Months Ended August 31,		Nine Months Ended August 31,
(Dollars in millions)	2011 Actual	2010 Pro forma	2011 Actual	2010 Pro forma
Net Income	$.4	$3.5	$7.6	$26.4
ELIOKEM operating profit—prior year	—	7.9	—	30.5
Restructuring and severance	.2	.2	1.7	.5
Fair value adjustment of ELIOKEM inventory acquired	—	—	2.7	—
Customer trade receivable write-off	2.6	—	2.6	—
Distribution rights settlement	—	—	—	(9.7)
Asset impairment	2.4	—	2.4	6.2
Tax indemnification lapse	—	(.1)	.2	(.1)
Strike costs	—	3.9	—	4.3
Legal settlement	—	—	—	.3
Customs duty settlement	—	.8	—	.8
Additional interest expense(1)	—	(7.3)	—	(22.0)
Acquisition and integration related expense	(.4)	1.9	2.3	2.6
Deferred financing fees write-off	—	—	1.0	—
Additional income tax expense(2)	(.9)	(3.6)	(3.6)	(12.3)
Tax expense for liquidation of foreign subsidiary	—	—	1.1	—

Adjusted Net Income	$4.3	$7.2	$18.0	$27.5

(1)	The additional interest expense is estimated as if the Company’s debt refinancing activities in November and December 2010 were effective December 1, 2009.

(2)

The additional tax expense is estimated as the additional tax expense (benefit) attributed to the adjusted and pro forma items using the Company’s current estimated effective tax rate of 38.6% for 2011 and 33.5% for 2010 pro forma.

Non-GAAP and Other Financial Measures (Continued)

(C) Adjusted Diluted Earnings Per Share Reconciliation	Three Months Ended August 31,		Nine Months Ended August 31,
(Dollars in millions)	2011 Actual	2010 Pro forma	2011 Actual	2010 Pro forma

Diluted Earnings Per Share	$.01	$.08	$.17	$.59
ELIOKEM operating profit—prior year	—	.17	—	.67
Restructuring and severance	—	—	.03	.01
Fair value adjustment of ELIOKEM inventory acquired	—	—	.06	—
Customer trade receivable write-off	.06	—	.06	—
Distribution rights settlement	—	—	—	(.21)
Asset impairment	.05	—	.05	.14
Tax indemnification lapse	—	—	—	—
Strike costs	—	.09	—	.10
Legal settlement	—	—	—	—
Customs duty settlement	—	.02	—	.02
Additional interest expense	—	(.16)	—	(.49)
Acquisition and integration related expense	(.01)	.04	.05	.06
Deferred financing fees write-off	—	—	.02	—
Additional income tax expense	(.02)	(.08)	(.06)	(.28)
Tax expense for liquidation of foreign subsidiary	—	—	.02	—

Total Earnings Per Share Impact of Adjusted Items	.08	.08	.23	.02

Adjusted Diluted Earnings Per Share	$.09	$.16	$.40	$.61

OMNOVA Add 8

This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s results and, in some cases, such effect could be material.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may cause actual results to differ materially from expected results include, among others: the Company’s ability to successfully integrate ELIOKEM into its operations; the Company’s ability to achieve fully the strategic and financial objectives related to the acquisition of ELIOKEM, including the acquisition becoming accretive to the Company’s earnings; and unexpected costs or liabilities that may arise from the acquisition, ownership or operation of ELIOKEM.

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OMNOVA Add 9

Additional risk factors include: economic trends affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; loss of a significant customer; customer and/or competitor consolidation; customer bankruptcy; ability to successfully develop and commercialize new products; a decrease in demand for domestically manufactured products due to increased foreign competition and off-shoring of production; ability to successfully implement productivity enhancement and cost reduction initiatives; unplanned full or partial suspension of plant operations; losses from the Company’s strategic alliance, joint venture, acquisition and integration activities; loss or damage due to acts of war or terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit certain products and raw materials; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in and compliance with pension plan funding obligations; stock price volatility; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with pro forma sales for the twelve months ending August 31, 2011 of $1.2 billion and an active global workforce of approximately 2,800. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2011	2010	2011	2010
Net Sales	$331.1	$227.9	$949.7	$638.2
Cost of goods sold	276.2	188.8	773.0	511.6

Gross Profit	54.9	39.1	176.7	126.6

Selling, general and administrative	32.1	24.4	98.9	74.5
Depreciation and amortization	8.7	4.7	25.9	15.7
Restructuring and severance	.2	.2	1.7	.5
Asset impairment	2.4	—	2.4	6.2
Interest expense	9.5	1.9	28.4	5.6
Deferred financing fees write-off	—	—	1.0	—
Acquisition and integration related expense	(.4)	1.9	2.3	2.6
Other expense (income), net	.3	2.4	1.0	(6.6)

	52.8	35.5	161.6	98.5

Income Before Income Taxes	2.1	3.6	15.1	28.1
Income tax expense	1.7	.1	7.5	1.7

Net Income	$.4	$3.5	$7.6	$26.4

Income Per Share
Basic and Diluted net income per share	$.01	$.08	$.17	$.59

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in Millions, except per share amounts)

	August 31, 2011	November 30, 2010
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$95.1	$75.6
Restricted cash	—	253.1
Accounts receivable, net	175.1	106.8
Inventories	106.8	45.8
Prepaid expenses and other	6.0	3.5
Deferred income taxes—current	6.9	6.0

Total Current Assets	389.9	490.8

Property, plant and equipment, net	239.4	131.5
Trademarks and other intangible assets, net	91.5	5.8
Goodwill	84.8	—
Deferred income taxes—non-current	66.3	86.2
Deferred financing fees	14.1	10.5
Other assets	10.9	1.2

Total Assets	$896.9	$726.0

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$12.5	$4.8
Accounts payable	126.9	88.6
Accrued payroll and personal property taxes	15.8	17.3
Employee benefit obligations	2.4	2.4
Deferred income taxes—current	.3	—
Other current liabilities	19.3	9.8

Total Current Liabilities	177.2	122.9

Senior notes	250.0	250.0
Long-term debt—other	194.7	139.4
Post-retirement benefits other than pensions	7.3	7.6
Pension liabilities	77.8	73.3
Deferred income taxes—non-current	27.4	1.7
Other liabilities	16.7	7.7

Total Liabilities	751.1	602.6

Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 46.0 million and 45.2 million shares issued at August 31, 2011 and November 30, 2010, respectively	4.6	4.5
Additional contributed capital	323.7	318.0
Retained deficit	(104.4)	(112.0)
Treasury stock at cost; .4 million shares at August 31, 2011 and .2 million shares at November 30, 2010	(2.7)	(1.3)
Accumulated other comprehensive loss	(75.4)	(85.8)

Total Shareholders’ Equity	145.8	123.4

Total Liabilities and Shareholders’ Equity	$896.9	$726.0